EXHIBIT 99.1

FOR INFORMATION CONTACT: Spencer Sias (650) 424-5782 Spencer.sias@varian.com For Immediate Release

Varian Medical Systems Board of Directors Authorizes Repurchase of Additional 12 Million Shares of Stock through Fiscal Year 2012; Additional Accelerated Share Repurchase Program

PALO ALTO, Calif., February 14, 2011 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that its Board of Directors has authorized the company to repurchase an additional 12 million shares of its common stock through the end of its fiscal year 2012.  Stock repurchases may be made in the open market, in privately negotiated transactions (including accelerated share repurchase programs), or in Rule 10b5-1 share repurchase plans, and may be made from time to time or in one or more larger blocks.  These repurchases are in addition to the approximately 4.5 million shares remaining under an 8 million share repurchase authorization that expires at the end of the company’s fiscal year 2011.

The company’s Board of Directors further authorized the company to enter into an accelerated share repurchase program under which the company could repurchase up to $300 million of its common stock.  The accelerated share repurchase is expected to be made under the company’s share repurchase authorization expiring at the end of fiscal year 2011, and potentially under the new authorization expiring at the end of fiscal year 2012.  Details regarding the accelerated share repurchase program are yet to be determined.

Share repurchases will be conducted in compliance with applicable legal requirements, including the Securities and Exchange Commission's (SEC) Rule 10b-18, and the timing of the repurchases and the number of shares to be repurchased at any given time will depend on market conditions, SEC regulations, and other factors.  The repurchase authorizations and the accelerated share repurchase program do not obligate the company to acquire any particular amount of common stock and may be modified, suspended or terminated at any time at the company's discretion.

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 5,400 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world.  For more information, visit http://www.varian.com.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning future financial results and any statements using the terms “expect,” “will,” “believe,” “estimate,” or similar statements, are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include whether the company will be able to enter into an agreement relating to the accelerated share repurchase program on favorable terms; the results of any accelerated share repurchase program, including the number of shares repurchased and the aggregate cost to the company; the company’s ability to effect share repurchases in general on favorable terms, or at all; the company’s ability to generate cash flow, and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.